Exhibit 10.1

FOURTH AMENDMENT TO LEASE AGREEMENT

THIS FOURTH AMENDMENT TO LEASE AGREEMENT (this “Fourth Amendment”) is made as effective as of January 1, 2021 (the “Surrender Date”), and dated as of March 8, 2021, by and between ARE-TECHNOLOGY CENTER SSF, LLC, a Delaware limited liability company (“Landlord”), and CALITHERA BIOSCIENCES, INC., a Delaware corporation (“Tenant”).

RECITALS

A.

Landlord and Tenant are now parties to that certain Lease Agreement dated as of February 14, 2013, as amended by that certain letter agreement dated as of March 31, 2013, as further amended by that certain First Amendment to Lease Agreement dated as of October 30, 2013, as further amended by that certain Second Amendment to Lease Agreement dated as of February 23, 2016 (the “Second Amendment”), and as further amended by that certain Third Amendment to Lease Agreement dated as of March __, 2017 (as amended, the “Lease”).  Pursuant to the Lease, Tenant leases certain premises consisting of approximately 53,980 rentable square feet (“Existing Premises”) located at that certain building located at 343 Oyster Point Boulevard, South San Francisco, California (the “Building”).  The Premises are more particularly described in the Lease.  Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B. Landlord has caused the Premises and the Building to be re-measured and, pursuant to such re-measurement, determined that the rentable square footage of the Existing Premises (and the Building) is approximately 54,228 rentable square feet.

C. Landlord and Tenant desire, subject to the terms and conditions set forth below, to, among other things, reflect the surrender of a portion of the Existing Premises known as Suite 120 consisting of approximately 20,315 rentable square feet (subject to the re-measurement referenced in Recital B above) located on the first floor of the Building, as more particularly shown on Exhibit A attached hereto (the “Surrender Premises”) as of 12:01 a.m. on the Surrender Date.

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.

Surrender of Surrender Premises.  The Lease with respect to the Surrender Premises shall terminate as provided for in the Lease on the Surrender Date.  Tenant shall voluntarily surrender the Surrender Premises on such date in accordance with all surrender requirements contained in the Lease and in the condition in which Tenant is required to surrender the Premises as of the expiration of the Lease.  From and after the Surrender Date, Tenant shall have no further rights of any kind with respect to the Surrender Premises.  Notwithstanding the foregoing, those provisions of the Lease which, by their terms, survive the termination of the Lease shall survive the surrender of the Surrender Premises and termination of the Lease with respect to the Surrender Premises as provided for herein.  Nothing herein shall excuse Tenant from its obligations under the Lease with respect to the Surrender Premises prior to the Surrender Date.

Within 5 business days following Tenant’s delivery of a written request to Landlord, Landlord and Tenant shall conduct a joint walk-through of the Surrender Premises at a time mutually agreed upon by the parties to discuss and identify Tenant’s surrender obligations under the Lease with respect to the physical improvements in the Surrender Premises and the physical condition of the Furniture and Landlord’s SEP Furniture (each as defined in the Second Amendment).  Within 3 business days after the Surrender Date, Landlord and Tenant shall conduct another joint walk-through of the Surrender Premises at a time mutually agreed upon by the parties to confirm whether the requirements with respect to the physical improvements in the Surrender Premises and with respect to the physical condition of the Furniture and Landlord’s SEP Furniture identified during the initial walk through have been satisfied.

2.

Premises, Premises and Project.  Commencing on January 1, 2021, the defined terms for “Premises,” “Rentable Area of Premises,” “Rentable Area of Building” and “Rentable Area of Project” on page 1 of the Lease are deleted in their entirety and replaced with the following:

“Premises:  That certain portion of the Building containing approximately 33,913 rentable square feet, as determined by Landlord, as shown on Exhibit A.”

“Rentable Area of Premises:  33,913 sq. ft.”

“Rentable Area of Premises:  54,228 sq. ft.”

“Rentable Area of Project:  108,208 sq. ft.”

Commencing on January 1, 2021, Exhibit A of the Lease shall be amended to delete the Surrender Premises.

3.

Base Rent.  Tenant shall continue to pay Base Rent for the entire Premises (including the Surrender Premises) as provided for in the Lease through the day immediately preceding the Surrender Date.  Commencing on January 1, 2021, Tenant shall continue Base Rent with respect to the remaining Premises (but not the Surrender Premises) through the expiration of the Base Term of the Lease.

Notwithstanding anything to the contrary contained herein, commencing on January 1, 2021, through January 31, 2024, Tenant shall only be required to pay Base Rent with respect to 33,591 rentable square feet of the remaining Premises.  If the Base Term of the Lease is extended beyond, January 31, 2024, then, commencing on February 1, 2024, Tenant shall commence paying Base Rent with respect to the entire 33,913 rentable square feet of the remaining Premises.

4.

Tenant’s Share.  Commencing on January 1, 2021, the defined terms “Tenant’s Share of Operating Expenses of Building” and “Tenant’s Share of Operating Expenses of Project” on page 1 of the Lease are deleted in their entirety and replaced with the following:

“Tenant’s Share of Operating Expenses of Building:  62.54%”

“Tenant’s Share of Operating Expenses of Project:  30.34%”

5.	Security Deposit. As of the date of this Fourth Amendment, the defined term “Security Deposit” on page 1 of the Lease is deleted and replaced with the following:

“Security Deposit:  $270,000.00”

Concurrently with Tenant’s delivery of an executed copy of this Fourth Amendment to Landlord, Tenant shall deliver an amendment to the existing Letter of Credit being held by Landlord reducing the amount of such Letter of Credit from $440,000.00 to $270,000.00.

6.	Extension Right. For the avoidance of doubt, Tenant’s Extension Right under Section 39 of the Lease (as amended by the Second Amendment) shall remain in effect with respect to the remaining Premises.
7.

Fees.  Landlord agrees to reimburse the reasonable third party legal fees incurred by Tenant for the review and processing of this Fourth Amendment, not to exceed $10,000.00, within 30 days after Tenant’s delivery to Landlord of an invoice therefor along with any additional documentation reasonably requested by Landlord reflecting such costs incurred by Tenant.

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8.

OFAC.  Tenant and all beneficial owners of Tenant are currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List or the Sectoral Sanctions Identifications List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

9.

California Accessibility Disclosure.  For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Project has not undergone inspection by a Certified Access Specialist (CASp).  In addition, the following notice is hereby provided pursuant to Section 1938(e) of the California Civil Code:  “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law.  Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant.  The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.”  In furtherance of and in connection with such notice:  (i) Tenant, having read such notice and understanding Tenant’s right to request and obtain a CASp inspection, hereby elects not to obtain such CASp inspection with respect to the Premises, Building and/or Project; and (ii) if Tenant subsequently elects to obtain a CASp inspection with respect to the Premises, Building and/or Project, then Landlord and Tenant hereby agree as follows (which constitute the mutual agreement of the parties as to the matters described in the last sentence of the foregoing notice):  (A) Tenant shall have the one-time right to request for and obtain a CASp inspection, which request must be made, if at all, in a written notice delivered by Tenant to Landlord; (B) any CASp inspection timely requested by Tenant shall be conducted (1) at a time mutually agreed to by Landlord and Tenant, (2) in a professional manner by a CASp designated by Landlord and without any testing that would damage the Premises, Building or Project in any way, and (3) at Tenant’s sole cost and expense, including, without limitation, Tenant’s payment of the fee for such CASp inspection, the fee for any reports prepared by the CASp in connection with such CASp inspection (collectively, the “CASp Reports”) and all other costs and expenses in connection therewith; (C) the CASp Reports shall delivered by the CASp simultaneously to Landlord and Tenant; (D) Tenant, at its sole cost and expense, shall be responsible for making any improvements, alterations, modifications and/or repairs to or within the Premises to correct violations of construction-related accessibility standards including, without limitation, any violations disclosed by such CASp inspection; and (E) if such CASp inspection identifies any improvements, alterations, modifications and/or repairs necessary to correct violations of construction-related accessibility standards relating to those items of the Building and Project located outside the Premises that are Landlord’s obligation to repair as set forth in the Lease, then Landlord shall perform such improvements, alterations, modifications and/or repairs as and to the extent required by Legal Requirements to correct such violations, and Tenant shall reimburse Landlord for the cost of such improvements, alterations, modifications and/or repairs within 10 business days after Tenant’s receipt of an invoice therefor from Landlord.

10.	Miscellaneous.

a.This Fourth Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written

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agreements and discussions.  This Fourth Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b.Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this Fourth Amendment and that no Broker brought about this transaction, other than Savills.  Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker, other than Savills, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction.  Landlord shall be responsible for all commissions due to Savills arising out of the execution of this Fourth Amendment in accordance with the terms of a separate written agreement between Savills and Landlord.

c.This Fourth Amendment is binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

d.This Fourth Amendment may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.  Electronic signatures shall be deemed original signatures for purposes of this Fourth Amendment and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

e.Except as amended and/or modified by this Fourth Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Fourth Amendment.  In the event of any conflict between the provisions of this Fourth Amendment and the provisions of the Lease, the provisions of this Fourth Amendment shall prevail.  Whether or not specifically amended by this Fourth Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Fourth Amendment.

[Signatures are on the next page.]

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IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment as of the day and year first above written.

TENANT:

CALITHERA BIOSCIENCES, INC.,

a Delaware corporation

By: /s/ Susan Molineaux, Ph.D.

Its: CEO

LANDLORD:

ARE-TECHNOLOGY CENTER SSF, LLC,
a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P., a Delaware limited partnership, managing member
By:	ARE-QRS CORP., a Maryland corporation, general partner

By:/s/ Kristen Childs
Its:Vice President RE Legal Affairs

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Exhibit A

Surrender Premises

SURRENDER PREMISES

79.1%
PRELIMINARY
STEVENSON SYSTEMS
CERTIFIED SPACE ACCOUNTANT

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